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EXHIBIT 1

FORM 51-102F3

Securities Act

MATERIAL CHANGE REPORT

1.     Name and Address of Company

        The name of the company is MI Developments Inc. ("MID"), a corporation incorporated under the laws of the Province of Ontario and having its registered office at 455 Magna Drive, Aurora, Ontario, Canada L4G 7A9.

2.     Date of Material Change

        The material change occurred on July 21, 2005.

3.     News Release

        On July 22, 2005, a press release describing the material change was issued by MID and delivered to the Ontario Securities Commission and the other Canadian securities regulatory authorities, to the Toronto Stock Exchange, to the New York Stock Exchange and to Canada Newswire for publication and dissemination through its North American Disclosure and Financial Capital Plus networks.

4.     Summary of Material Change

        MID announced on July 22, 2005 that, in connection with a recapitalization plan (the "MEC Recapitalization Plan") of Magna Entertainment Corp. ("MEC"), MID has agreed to provide a 13-month bridge loan to MEC of up to US$100 million (the "MEC Bridge Loan"). US$50 million of the MEC Bridge Loan is available for immediate drawdown by MEC, and the remaining US$50 million can become available in equal tranches of US$25 million on October 17, 2005 and January 16, 2006, subject to the satisfaction of certain conditions described below that are tied to the implementation of the MEC Recapitalization Plan.

        MID also announced that it has agreed to amend the existing project financing facilities provided to subsidiaries of MEC for construction at MEC's racetracks at Gulfstream Park in Florida and The Meadows in Pennsylvania by (i) terminating the facility for construction of a racing and alternative gaming facility at The Meadows in the principal amount of US$77 million (plus costs and capitalized interest) (the "Meadows Project Financing Facility") and replacing it with a facility in the principal amount of up to US$34.2 million (plus costs and capitalized interest) for capital expenditures related to the alternative gaming facility being built at Remington Park racetrack in Oklahoma (the "Remington Project Financing Facility") (no advances have been made under the Meadows Project Financing Facility) and (ii) accelerating the time when MID will begin receiving principal and interest payments on amounts advanced under both the existing facility for construction at Gulfstream Park racetrack in Florida in the principal amount of US$115 million (plus costs and capitalized interest) (the "Gulfstream Project Financing Facility") and the Remington Project Financing Facility to January 1, 2007 (rather than January 1, 2008 under the prior arrangements for Gulfstream Park).

5.     Full Description of Material Change

MEC Recapitalization Plan

        The MEC recapitalization plan, which was developed with input from management of MID, is intended to recapitalize MEC's balance sheet over the next 12 months through the sale of certain non-strategic real estate, racetracks and other assets to generate proceeds of approximately US$150 million, with proceeds realized from those asset sales being applied to reduce debt (including amounts owed to MID under the bridge loan). MEC's recently announced proposed sale of the racetrack at Flamboro Downs is the first of such asset dispositions. The recapitalization plan also contemplates a possible partnership to pursue alternative gaming opportunities at MEC racetracks, and the possible raising of equity in 2006. The proceeds of such an equity offering would be used by MEC to further reduce debt and for general corporate purposes.

MEC Bridge Loan

        The MEC Bridge Loan will be made available through a non-revolving facility provided to MEC by a wholly-owned subsidiary of MID (the "MID Lender"). The MEC Bridge Loan contemplates three tranches of funding. The first tranche of US$50 million will be available at closing, which is expected to occur shortly. The second tranche of US$25 million can become available on or after October 17, 2005, and the third tranche of US$25 million can become available on or after January 16, 2006, subject to certain conditions, including, among other things, MEC establishing to MID's satisfaction, in MID's sole discretion, that MEC is in compliance with, can reasonably be expected to be able to implement, and is using commercially reasonable efforts to implement, the MEC Recapitalization Plan taking into account (among other things) certain milestones described in the agreement for the MEC Bridge Loan. The proceeds from the MEC Bridge Loan may only be used by MEC in accordance with the MEC Recapitalization Plan.

        The MEC Bridge Loan has a term of 13 months and bears interest, at MEC's option, at either (i) a floating rate equal to the US base rate plus 5.5% per annum (with interest paid monthly) or (ii) a fixed rate equal to LIBOR plus 6.5% per annum (with interest paid at the relevant contract maturity), in each case, subject to a minimum rate of 9%. MID will receive an arrangement fee of US$1 million at closing and an additional US$500,000 is payable on each date (if any) on which the applicable conditions are satisfied and any or all of the second or third tranche of the MEC Bridge Loan becomes available to MEC. In addition, MID will receive an annual commitment fee equal to 1% of the undrawn MEC Bridge Loan. The interest rates and fees reflect MID's assessment (with the benefit of advice from its financial advisors) of the credit risk associated with MEC, taking into consideration, among other things, MEC's revised business plan pursuant to the MEC Recapitalization Plan and the security package for the MEC Bridge Loan. The MEC Bridge Loan must be repaid with, and the commitment will be reduced by amounts equal to, all net proceeds raised by MEC from asset sales and equity or debt issuances, subject to amounts required to be paid to MEC's existing lenders. Amounts borrowed under the MEC Bridge Loan can be repaid at any time without penalty (subject to LIBOR contract maturity dates). Amounts repaid cannot be reborrowed.

        It is a condition of the closing of the MEC Bridge Loan that MEC's senior secured revolving bank credit facility in the amount of US$50 million be amended so that the facility expires no earlier than twelve months after the closing.

        The MEC Bridge Loan will be secured by certain assets of MEC and guaranteed by certain subsidiaries of MEC. The guarantees will be secured by first ranking security over the lands owned by The Meadows (ahead of the Gulfstream Project Financing Facility), second ranking security over the lands owned by Golden Gate Fields (behind an existing third party lender) and third ranking security over the lands owned by Santa Anita Park (behind existing third party lenders). In addition, MEC will pledge the shares and licences of the guarantor subsidiaries and other subsidiaries (or provide negative pledges where a pledge is not available due to regulatory constraints or due to a pledge to an existing third party lender). The guarantee of the Bridge Loan by certain MEC subsidiaries operating The Meadows is subject to regulatory approval. If such approval is not obtained and applicable security is not registered within 75 days of closing, the interest rate on the Bridge Loan will be increased by 1% per annum until the approval is obtained. The security in respect of The Meadows may be subordinated to new third party financings of up to US$200 million for the construction of a racing and alternative gaming facility at The Meadows.

        All reasonable fees, expenses and closing costs incurred by the MID Lender in connection with the MEC Bridge Loan will be paid by MEC.

        The MEC Bridge Loan will contain customary representations and warranties, covenants, conditions precedent and events of default.

Amendments to Project Financing Facilities

        The Remington Project Financing Facility that will replace the Meadows Project Financing Facility will be made available by the MID Lender to the wholly-owned subsidiary of MEC that operates Remington (the "Remington Borrower"). Advances under the Remington Project Financing Facility will be made available by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of the alternative gaming facility at Remington (including the purchase and installation of gaming devices) and, in the case of the first advance, to reimburse MEC for any such expenditures made by it to that time.

        The terms of the Remington Project Financing Facility take into account that it is part of the package of project financings provided to MEC by MID that includes the Gulfstream Project Financing Facility. As a result, similar to the Gulfstream Project Financing Facility, it has a term of 10 years from the completion date of the alternative gaming facility at Remington, which is anticipated to occur by November 2005. Prior to the completion date, amounts outstanding under the Remington Project Financing Facility will bear interest at a floating rate equal to 2.55% above MID's per annum notional cost of borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the Remington Project Financing Facility will bear interest at a fixed rate of 10.5% per annum, compounded semi-annually, which rate reflects MID's assessment (with the benefit of advice from its financial advisors) of the credit risk associated with the Remington Borrower, taking into consideration, among other things, the anticipated cash flows from the Remington alternative gaming operations and the security package for the Remington Project Financing Facility. Prior to January 1, 2007, interest will be capitalized. Commencing January 1, 2007, MID will receive monthly blended payments of principal and interest based on a 25-year amortization period commencing on such date. Following the completion of the alternative gaming facility, the Remington Borrower will be required to pay, on a quarterly basis, an amount of not less than 75% and not more than 100% of Excess Cash Flow (as defined in the loan agreement for the Remington Project Financing Facility) to the MID Lender to pay capitalized interest on the Remington Project Financing Facility plus a portion of the principal under the Remington Project Financing Facility equal to the capitalized interest on the Gulfstream Project Financing Facility. The Remington Borrower will have the right to pre-pay all amounts owing under the Remington Project Financing Facility, together with a make-whole amount, at any time. Such pre-payment right, if exercised, must be exercised concurrently with respect to both the Remington Project Financing Facility and the Gulfstream Project Financing Facility.

        No advances under the Remington Project Financing Facility are permitted so long as any cost overruns in respect of the Remington alternative gaming facility are outstanding. The Remington Borrower is required to fund all cost overruns such that the amount available to be advanced under the Remington Project Financing Facility will at no time be less than the remaining cost to complete the Remington alternative gaming facility.

        The Remington Project Financing Facility and the Gulfstream Project Financing Facility will contain cross-guarantee, cross-default and cross-collateralization provisions. The Remington Project Financing Facility will be secured by all assets of the Remington Borrower, excluding licences and permits (which cannot be subject to security under applicable legislation) and will be guaranteed by the MEC subsidiaries that own Gulfstream and the Palm Meadows training facility and (until the alternative gaming facility is completed) by MEC. The security package will include second ranking security over the lands owned by Gulfstream and second ranking security over the Palm Meadows training facility and the shares of the owner of the Palm Meadows training facility (in each case, behind the security granted for the Gulfstream Project Financing Facility). In addition, the Remington Borrower has agreed not to pledge any licences or permits held by it and MEC has agreed not to pledge the shares of the Remington Borrower or the owner of Gulfstream. The Remington Borrower will also guarantee and provide security for the Gulfstream Project Financing Facility.

        The Remington Project Financing Facility and the Remington Borrower's guarantee of the Gulfstream Project Financing Facility are both subject to regulatory and other approvals. No funds will be advanced under the Remington Project Financing Facility until such approvals are obtained for that facility. If such approvals are not obtained and the security is not registered within 75 days of closing, the Remington Project Financing Facility will terminate and the MID Lender will have the right to terminate the Gulfstream Project Financing Facility. If the Remington Borrower's guarantee of the Gulfstream Project Financing Facility is not approved, MEC will provide a limited recourse guarantee of each of the Gulfstream Project Financing Facility and the Remington Project Financing Facility. The closing of the Remington Project Financing Facility will be held in escrow pending regulatory approval.

        It is a condition precedent to the closing of the Remington Project Financing Facility that the Meadows Project Financing Facility be terminated.

        The Remington Project Financing Facility will include a restricted payments provision which prohibits the Remington Borrower from making certain types of payments not in the ordinary course of business without the consent of the MID Lender unless certain financial and other conditions are satisfied.

        All reasonable fees, expenses and closing costs incurred by the MID Lender in connection with the Remington Project Financing Facility and the amendment of the Gulfstream Project Financing Facility will be paid by the Remington Borrower.

        The Remington Project Financing Facility will contain customary representations and warranties, covenants, conditions precedent and events of default.

Background

        On April 4, 2005, MID issued its management information circular/proxy statement disclosing that, in connection with a review of certain shareholder proposals made by Greenlight Capital, Inc., as recommended by a special committee of independent directors (the "Special Committee") of the board of directors of MID (the "MID Board"), the MID Board had, among other things:

  (a)
  determined that, to minimize the possible adverse impact on MID's investment in MEC of unfavourable third party financings, MID should be prepared to consider providing funds to MEC to address any short-term liquidity concerns of MEC, and

  (b)
  directed management to begin to work closely with MEC to maximize the return on MID's existing investment in MEC and ensure appropriate returns on any additional investment in MEC by, among other things (i) critically examining the funding necessary for the successful execution of MEC's strategic plan, (ii) establishing a more stable capital structure for MEC to pursue its strategic plan, and (iii) assessing all reasonable financing alternatives for MEC on the basis that such financing should enhance MEC shareholder value.

        Since its annual and special meeting of shareholders held on May 4, 2005, MID management has been working closely with MEC to critically examine the funding necessary for the successful execution of MEC's strategic plan and to determine how best to establish a more stable capital structure for MEC. During this time period, management of MID and MEC have discussed a number of financing alternatives for MEC, including the pursuit of third party financing.

        MID believes that the adoption by MEC of the MEC Recapitalization Plan, including the commitments by MEC to sell assets, such as the recently announced agreement to sell Flamboro Downs, and reduce its debt burden, moves MEC in the direction of establishing a more stable capital structure that should allow it to execute its strategic plan.

        MID is providing the MEC Bridge Loan to address MEC's short-term liquidity issues and to provide needed funding while the MEC Recapitalization Plan is being implemented. The MEC Bridge Loan is expected to provide MEC with sufficient liquidity for at least the next twelve months. The MEC Bridge Loan is consistent with the determination of the MID Board described in paragraph (a) above. The MEC Bridge Loan is also consistent with the determination of the MID Board that any additional investment in MEC by MID should generate appropriate returns to MID.

        The Remington alternative gaming facility is anticipated to open by November 2005, whereas, due to constitutional challenges and regulatory delays in Pennsylvania, it is uncertain when The Meadows will receive a gaming license. The substitution of the Remington Project Financing Facility for the Meadows Project Financing Facility provides MEC with the funds necessary to develop the Remington alternative gaming facility immediately, and the expected timing of the cash flows that will be generated by that project should enable MID to begin receiving principal and interest payments on both the Remington Project Financing Facility and the Gulfstream Project Financing Facility on January 1, 2007 (instead of January 1, 2008, as was previously the case under the project financings) and the Gulfstream Project Financing Facility will be amended accordingly.

        The MEC Bridge Loan, the Remington Project Financing Facility and the amendment of the Gulfstream Project Financing Facility will not limit MID's options with respect to its core real estate business or its investment in MEC. MID is continuing to evaluate its relationship with MEC in light of MEC's current situation and prospects and in light of comments received from MID shareholders in connection with the Greenlight Capital shareholder proposals that were voted on at MID's annual and special meeting of shareholders held on May 4, 2005.

        The MEC Bridge Loan, the Remington Project Financing Facility and the amendment of the Gulfstream Project Financing Facility are being provided to MEC on arm's length terms and provide MID with commercial rates of return. With the cancellation of the Meadows Project Financing Facility, MID's financing commitment to MEC has not been significantly increased.

Special Committee Process

        The terms of the MEC Bridge Loan, the Remington Project Financing Facility, and the amendment of the Gulfstream Project Financing Facility were reviewed and considered by the Special Committee comprised of Douglas Young (Chairman), Philip K. Fricke and Manfred Jakszus, whose mandate generally is to review, consider and make recommendations to the MID Board in respect of transactions between MID and related parties of MID, including MEC. The MID Board determined that each of the members of the Special Committee is independent of MID management and of MEC and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with his ability to act with a view to the best interests of MID.

        The Special Committee formally met nine times to discuss the MEC Bridge Loan, the Remington Project Financing Facility and the amendment of the Gulfstream Project Financing Facility, as well as alternative transactions, over a 10-week period.

        The Special Committee retained CIBC World Markets Inc. ("CIBC World Markets") to act as its independent financial advisor and Goodmans LLP to act as its independent legal advisor to assist it in connection with this process. TD Securities Inc. acted as financial advisors, and Davies Ward Phillips & Vineberg LLP acted as legal advisors, to MID.

        Based upon the recommendations of, and discussions with, management of MID and the legal and financial advisors to MID, financial advice from CIBC World Markets, legal advice from Goodmans LLP, and its own review and consideration of the MEC Bridge Loan, the Remington Project Financing Facility and the amendment of the Gulfstream Project Financing Facility, the Special Committee unanimously recommended that the MID Board approve the MEC Bridge Loan, the Remington Project Financing Facility and the amendment to the Gulfstream Project Financing Facility.

        After considering the recommendation of the Special Committee and its own review and consideration of the MEC Bridge Loan, the Remington Project Financing Facility and the amendment of the Gulfstream Project Financing Facility, the MID Board approved the transactions unanimously (excluding Messrs. Stronach and Mills, who did not vote because they are also directors of MEC).

Formal Valuation and Minority Approval Exemptions

        MID is not required to obtain a formal valuation in respect of the MEC Bridge Loan, the Remington Project Financing Facility and the amendment of the Gulfstream Project Financing Facility because they are related party transactions that are described in paragraph (j) of the definition of related party transaction in Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions (the "Rule"). Subsection 5.4(1) of the Rule provides that only related party transactions described in paragraphs (a) to (g) of the definition of related party transaction are subject to the formal valuation requirement.

        MID is exempt from the minority approval requirement of the Rule in respect of the MEC Bridge Loan, the Remington Project Financing Facility and the amendment of the Gulfstream Project Financing Facility pursuant to paragraph 2 of subsection 5.7(1) of the Rule because neither the fair market value of the subject matter of, nor the fair market value of the consideration for the MEC Bridge Loan, the Remington Project Financing Facility and the amendment of the Gulfstream Project Financing Facility, exceeds 25% of MID's market capitalization. 25% of MID's market capitalization calculated in accordance with the Rule for the purposes of transactions agreed to by MID in July 2005 is C$463,310,022 (US$380,448,368)(1).

(1)
Based on the Bank of Canada C$/US$ noon rate on July 21, 2005 of 1.2178.

        The MEC Bridge Loan, the Remington Project Financing Facility and the amendment of the Gulfstream Project Financing Facility are similarly exempt from the formal valuation and minority approval requirements of Policy Q-27 of the Autorité des marchés financiers ("Policy Q-27").

Prior Valuation

        To the knowledge of MID and its directors and senior officers, there are no prior valuations (as such term is defined in the Rule and Policy Q-27) relating to or otherwise relevant to the MEC Bridge Loan, the Remington Project Financing Facility and the amendment of the Gulfstream Project Financing Facility that are required to be disclosed by the Rule and Policy Q-27.

Date of Material Change Report

        This material change report is being filed less than 21 days before the date of the closing of the MEC Bridge Loan, the Remington Project Financing Facility and the amendment of the Gulfstream Project Financing Facility, which, in MID's view, is both reasonable and necessary in the circumstances for the following reasons:

  •
  the terms of the MEC Bridge Loan, the Remington Project Financing Facility and the amendment of the Gulfstream Project Financing Facility were settled, and approved by the MID Board, after the close of markets on July 21, 2005; and

  •
  MEC requires immediate funding in order to address its short-term liquidity concerns.

Press Release

        A copy of the Press Release issued on July 22, 2005 is attached.

6.     Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102

        This report is not being filed on a confidential basis.

7.     Omitted Information

        Not applicable.

8.     Executive Officer

        For further information, please contact Richard J. Crofts, Executive Vice-President, Corporate Development, General Counsel and Secretary of MID at 905-726-7192.

9.     Date of Report

        DATED at Aurora, Ontario as of the 22nd day of July, 2005.

MI DEVELOPMENTS INC.
by	/s/ RICHARD J. CROFTS
Richard J. Crofts Executive Vice-President, Corporate Development, General Counsel and Secretary

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9 Tel (905) 713-6322 Fax (905) 713-6332

PRESS RELEASE

MI DEVELOPMENTS ANNOUNCES MEC RECAPITALIZATION PLAN,
MEC BRIDGE LOAN AND AMENDMENTS TO
EXISTING MEC PROJECT FINANCING FACILITIES

        July 22, 2005, Aurora, Ontario, Canada — MI Developments Inc. (TSX: MIM.SV.A, MIM.MV.B; NYSE: MIM) ("MID") today announced that, in connection with a recapitalization plan announced today by Magna Entertainment Corp. ("MEC") (TSX: MEC.SV.A; NASDAQ: MECA), MID has agreed to provide a 13-month bridge loan to MEC of up to US$100 million. US$50 million of the bridge loan is available for immediate drawdown by MEC, and the remaining US$50 million can become available in equal tranches of US$25 million on October 17, 2005 and January 16, 2006, subject to the satisfaction of certain conditions described below that are tied to the implementation of MEC's recapitalization plan.

        MID also announced that it has agreed to amend the existing project financing facilities provided to subsidiaries of MEC for construction at MEC's racetracks at Gulfstream Park in Florida and The Meadows in Pennsylvania by (i) terminating the facility for construction of a racing and alternative gaming facility at The Meadows in the principal amount of US$77 million (plus costs and capitalized interest) and replacing it with a facility in the principal amount of up to US$34.2 million (plus costs and capitalized interest) for capital expenditures related to the alternative gaming facility being built at Remington Park racetrack in Oklahoma (no advances have been made under The Meadows facility) and (ii) accelerating the time when MID will begin receiving principal and interest payments on amounts advanced under the project financings to January 1, 2007 (rather than January 1, 2008 under the prior arrangements).

MEC Recapitalization Plan

        The MEC recapitalization plan, which was developed with input from management of MID, is intended to recapitalize MEC's balance sheet over the next 12 months through the sale of certain non-strategic real estate, racetracks and other assets to generate proceeds of approximately US$150 million, with proceeds realized from those asset sales being applied to reduce debt (including amounts owed to MID under the bridge loan). MEC's recently announced proposed sale of the racetrack at Flamboro Downs is the first of such asset dispositions. The recapitalization plan also contemplates a possible partnership to pursue alternative gaming opportunities at MEC racetracks, and the possible raising of equity in 2006. The proceeds of such an equity offering would be used by MEC to further reduce debt and for general corporate purposes.

        "MID shareholders should be encouraged by MEC's commitment to strengthen its balance sheet through the recapitalization plan", said John Simonetti, Chief Executive Officer of MID. "MEC is a company with great potential, and by committing to sell assets and reduce its debt burden, MEC has begun to establish a more stable capital structure that should allow it to execute its strategic plan."

MEC Bridge Loan

        The bridge loan of up to US$100 million will be made available through a non-revolving facility provided to MEC by a wholly-owned subsidiary of MID. The bridge loan contemplates three tranches of funding. The first tranche of US$50 million will be available at closing, which is expected to occur shortly. The second tranche of US$25 million can become available on or after October 17, 2005, and the third tranche of US$25 million can become available on or after January 16, 2006, subject to certain conditions, including, among other things, MEC establishing to MID's satisfaction that MEC has achieved certain milestones under its recapitalization plan. The bridge loan proceeds may only be used by MEC in accordance with the recapitalization plan.

        Mr. Simonetti commented that, "While we are pleased to see MEC setting milestones that should move it towards financial independence, this will take time. In the short-term, we are providing MEC with the bridge loan to address immediate liquidity issues and enable MEC to execute its recapitalization plan. The bridge financing will not limit our options with respect to our core real estate business or our investment in MEC, and in this respect we are continuing to evaluate our relationship with MEC in light of MEC's current situation and prospects and in light of comments received from our shareholders in connection with the Greenlight Capital proposals that were voted on at our annual and special meeting of shareholders held on May 4, 2005."

        The MEC bridge loan has a term of 13 months and bears interest, at MEC's option, at either (i) a floating rate equal to the US base rate plus 5.5% per annum (with interest paid monthly) or (ii) a fixed rate equal to LIBOR plus 6.5% per annum (with interest paid at the relevant contract maturity), in each case subject to a minimum rate of 9%. MID will receive an arrangement fee of US$1 million at closing and an additional US$500,000 is payable on each date (if any) on which the applicable conditions are satisfied and any or all of the second or third tranche becomes available to MEC. In addition, MID will receive an annual commitment fee equal to 1% of the undrawn facility. The interest rates and fees reflect MID's assessment (with the benefit of advice from its financial advisors) of the credit risk associated with MEC, taking into consideration, among other things, MEC's revised business plan pursuant to its recapitalization plan and the security package for the bridge loan. The bridge loan must be repaid with, and the commitment will be reduced by, amounts equal to all net proceeds raised by MEC from asset sales and equity or debt issuances, subject to amounts required to be paid to MEC's existing lenders.

        It is a condition of the closing of the bridge loan that MEC's senior secured revolving bank credit facility in the amount of US$50 million be amended so that the facility expires no earlier than 12 months after the closing.

        The bridge loan will be secured by certain assets of MEC and guaranteed by certain subsidiaries of MEC. The guarantees will be secured by first ranking security over the lands owned by The Meadows (ahead of the Gulfstream project financing facility), second ranking security over the lands owned by Golden Gate Fields (behind an existing third party lender) and third ranking security over the lands owned by Santa Anita Park (behind existing third party lenders). In addition, MEC will pledge the shares and licences of the guarantor subsidiaries and other subsidiaries (or provide negative pledges where a pledge is not available due to regulatory constraints or due to a pledge to an existing third party lender). The guarantee of the bridge loan by the MEC subsidiaries operating The Meadows is subject to regulatory approval. The security over The Meadows may be subordinated to new third party financings of up to US$200 million for the construction of a racing and alternative gaming facility at The Meadows.

Amendments to Project Financing Facilities

        The US$34.2 million Remington project financing that will replace the previously announced US$77 million facility for The Meadows will be made available by a wholly-owned subsidiary of MID to the wholly-owned subsidiary of MEC that operates Remington. Advances under the facility will be made available by way of progress draw advances to fund the capital expenditures relating to the development, design and construction of the alternative gaming facility at Remington (including the purchase and installation of gaming devices).

        The terms of the Remington project financing facility take into account that it is part of the package of project financings provided to MEC by MID that includes the financing for the construction of facilities at Gulfstream. As a result, similar to the project financing facility for Gulfstream, it has a term of 10 years from the completion date of the alternative gaming facility at Remington, which is anticipated to occur by November 2005. Prior to the completion date, amounts outstanding under the facility will bear interest at a floating rate equal to 2.55% above MID's per annum notional cost of borrowing under its floating rate credit facility, compounded monthly. After the completion date, amounts outstanding under the facility will bear interest at a fixed rate of 10.5% per annum, compounded semi-annually, which rate reflects MID's assessment (with the benefit of advice from its financial advisors) of the credit risk associated with the borrower, taking into consideration, among other things, the anticipated cash flows from the Remington alternative gaming operations and the security package for the facility. Prior to January 1, 2007, interest will be capitalized. Commencing January 1, 2007, MID will receive monthly blended payments of principal and interest based on a 25-year amortization period commencing on such date. Following the completion of the alternative gaming facility, certain cash from the operations of the borrower must be used to pay capitalized interest on the Remington project financing facility plus a portion of the principal under the facility equal to the capitalized interest on the Gulfstream project financing facility.

        The Remington and Gulfstream project financing facilities will contain cross-guarantee, cross-default and cross-collateralization provisions. The Remington project financing facility will be secured by all assets of the borrower, excluding licences and permits (which cannot be subject to security under applicable legislation), and will be guaranteed by the MEC subsidiaries that own Gulfstream and the Palm Meadows training facility and (until the alternative gaming facility is completed) by MEC. The security package includes second ranking security over the lands owned by Gulfstream and second ranking security over the Palm Meadows training facility and the shares of the owner of the Palm Meadows training center (in each case, behind the security granted for the Gulfstream project financing). In addition, the borrower has agreed not to pledge any licences or permits held by it and MEC has agreed not to pledge the shares of the borrower or the owner of Gulfstream. The Remington project financing facility and the Remington borrower's guarantee of the Gulfstream project financing are both subject to regulatory and other approvals. The closing of the Remington facility will be held in escrow pending regulatory approval.

        Commenting on the Remington project financing, Mr. Simonetti said, "Since the time of our spin-off, we viewed MEC as providing MID with opportunities to supplement our core business with Magna International by allowing us to participate in other commercial real estate developments. The project financings for Remington and Gulfstream represent examples of these opportunities for MID's real estate business to earn an attractive return on its investment, coupled with an appropriate security and covenant package. We have decided to substitute the project financing for The Meadows with Remington because the timetable for alternative gaming at Remington is more certain. Among other benefits, this will allow MID to begin receiving payments sooner."

MID Special Committee

        The MEC bridge loan, the Remington project financing and the amendments to the Gulfstream project financing are being provided to MEC on arm's length terms and were approved by the MID Board based on a recommendation from a Special Committee of independent directors of MID comprised of Messrs. Douglas Young, who acted as Chairman, Philip Fricke and Manfred Jakszus. The Special Committee engaged CIBC World Markets Inc. as independent financial advisors and Goodmans LLP as independent legal advisors. TD Securities Inc. acted as financial advisors, and Davies Ward Phillips & Vineberg LLP acted as legal advisors, to MID.

        MID will file a material change report immediately upon filing of this press release. The material change report will be filed less than 21 days before the date of the closing of the MEC bridge loan, the Remington project financing and the amendments to the Gulfstream project financing, which, in MID's view, is both reasonable and necessary in the circumstances as the terms of the bridge loan, the project financing and the amendments were settled, and approved by MID's Board of Directors, on July 21, 2005, and MEC requires immediate funding to address its short-term liquidity concerns.

About MID

        MID is a real estate operating company engaged in the ownership, development, management, leasing and acquisition of industrial and commercial real estate properties located in North America and Europe. Virtually all of our income-producing properties are currently under lease to Magna International Inc. and its subsidiaries. MID also holds a controlling investment in MEC, North America's number one owner and operator of horse racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets.

        For further information about this press release, please contact Doug Tatters at 905-726-7507.

Forward-Looking Statements

        The contents of this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding MID's future plans, costs, objectives or economic performance, or the assumptions underlying any of the foregoing. In this press release we use words such as "will", "expect", "should" and similar words to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond MID's control, that could cause actual results to differ materially from such forward-looking statements. Such risks, uncertainties and other factors are set forth under "Risk Factors" in MID's Annual Information Form for 2004, attached as Exhibit 1 to MID's Annual Report on Form 40-F for the year ended December 31, 2004. MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements to reflect subsequent information, events or circumstances or otherwise.

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EXHIBIT 1
PRESS RELEASE